FOR IMMEDIATE RELEASE

Contacts:   Bill Ackman       or    George Sard/David Reno
            David Berkowitz         Sard Verbinnen & Co
            Gotham Partners         (212) 687-8080
            (212) 286-0300

       GOTHAM PARTNERS DENIES FIRST UNION REAL ESTATE'S LATEST CLAIM
              AND CALLS IT LAST-DITCH EFFORT TO AVOID DEFEAT

     New York, May 7, 1998 - Gotham Partners, L.P. today said that First Union Real Estate Investments (NYSE:FUR) latest filing in federal district court is a last-ditch effort by desperate management to avoid defeat at the Company's May 19th meeting. Gotham emphatically denied all claims made by First Union Real Estate in its latest filing.

     In a recent ruling against the Company, an Ohio court ruled that management was "primarily motivated by a desire to derail Gotham's efforts to change the Company's course and replace top management. First Union's management's efforts to disenfranchise Gotham do not appear to be designed to protect First Union's REIT status but rather management."

     Gotham does not believe that management and the Board can defend the Company's record of poor performance. Since James Mastandrea became CEO, the Company's share price has declined and dividends have been substantially slashed. But at the same time Mr. Mastandrea's compensation has dramatically increased from approximately $1.5 million in 1994 to approximately $6 million in 1997.

     It is clear to Gotham from these figures why Mr. Mastandrea wants to keep his position. But it is equally clear why shareholders must vote for Gotham's proposal at the May 19th meeting to put an end to the Company's poor performance.

     Gotham said that it will vigorously defend itself against all of First Union's claims and remains undeterred by management's entrenchment tactics.

     At the May 19 meeting, shareholders will vote on a proposal by Gotham Partners to increase the size of the First Union Real Estate Board from nine members to 15 members. Gotham has also nominated a slate of nominees to fill the three existing seats as well as the six new seats that would be created under the Gotham proposal.

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